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                                                                    EXHIBIT 99.1
[QUENTRA LOGO]


Tony Squeglia
Quentra Networks
(310) 235-0328
asqueglia@quentra.net

                       QUENTRA SIGNS DEFINITIVE AGREEMENT
                              TO ACQUIRE HOMEACCESS

      Quentra receives commitments for an additional $9.5 million to launch deployments this quarter for HomeAccess services.

Los Angeles, CA - October 10, 2000 - Quentra Networks, Inc. (Nasdaq: QTRA) today announced that it has signed a definitive agreement with HomeAccess MicroWeb, Inc. and DQE Enterprises (parent, NYSE: DQE) to acquire 100% of HomeAccess for
4.4 million shares of Quentra preferred and common stock. In addition, HomeAccess shareholders, including DQE Enterprises, have the potential to receive $10 for each new HomeAccess customer over a period of four years, not to exceed 5.6 million customers. At the time of closing, DQE Enterprises will invest $1.5 million in HomeAccess. Quentra also announced that it has received commitments for an additional $9.5 million in capital, subject to the closing of the HomeAccess transaction, to facilitate deployments beginning in the current quarter. The funds from the private stock sale will become available upon closing of the merger, which is scheduled to occur on or about October 12, 2000 and is subject to certain closing conditions.

As previously announced, HomeAccess will create local e-commerce networks in concentrated geographic markets using low-cost Internet appliances, such as Web phones and PDAs.

"We are pleased to have made significant progress over the past six months in acquiring the technology and developing the corporate partnerships necessary to pursue several deployments this fall," said James R. McCullough, Chief Executive Officer, Quentra Networks. "Our goal continues to be to provide bundled e-commerce and telecommunication services for millions of customers, including those of our corporate partners."

Jerry Conrad, Chief Executive Officer of HomeAccess MicroWeb states, "Most main street businesses, and typical households, conduct more than 80% of their commerce with businesses found within a five mile radius of their home or office. The HomeAccess solution enables local retail businesses to connect with customers without requiring the business to have a traditional computer-hosted Web site. Regional mall operators, grocers, and utilities, as well as other merchants, will now be able to offer secure Internet e-commerce services to their customers using simple, low-cost Internet appliances, including Web phones, allowing consumers to transact business whenever and wherever they want."


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To fund and implement this strategy and obtain the necessary working capital,
Quentra has received commitments for approximately $9.5 million through the exercise of existing warrants and the private sale of 3.2 million shares of common stock and 800,000 warrants to enable the Company to accelerate the launch of its initial deployments in cities such as Seattle, Portland, Las Vegas, Reno and Pittsburgh. The transaction represents a restructuring of the previously announced merger of Quentra and HomeAccess.

Pursuant to the restructured transaction, HA Technologies, an affiliate of the current HomeAccess shareholder and of DQE Enterprises, will license the HomeAccess technology on an exclusive basis in states other than Washington, Nevada, Oregon and Pennsylvania, in which the initial HomeAccess deployments would occur. As part of this transaction, Quentra has an option, exercisable for 18 months, to acquire HA Technologies for 9,000,000 shares of Quentra common stock and warrants to purchase 3,800,000 shares of Quentra common stock at an exercise price of $8.64 per share. If DQE Enterprises has not invested an additional $8 million in HA Technologies, such option price would be reduced by 40 percent.

As of the closing, three new members will be appointed to the Quentra Board, including Mr. Conrad and two members designated by DQE Enterprises.

ABOUT QUENTRA NETWORKS, INC.

Based in Los Angeles, CA, Quentra Networks, Inc. (Nasdaq: QTRA), provides international long distance services and is positioned to deliver local, residential Internet services, including secure e-commerce applications using Internet appliances such as Web phones and wireless PDAs. For more information, please visit the Company's Web site: www.quentra.net or call 1-310-235-0310.

ABOUT HOMEACCESS MICROWEB, INC.

Based in Irvine, CA, HomeAccess MicroWeb, Inc. develops and markets business concepts and software systems that enables residential consumers to connect with multiple Internet services and local vendors. Consumers are provided with a "personal portal" to local electronic content and services, including local and long distance calling, messaging, news and information, financial services, bill presentation and payment, travel and entertainment, directory search, shopping and personal productivity services. For more information, please visit the Company's Web site: www.homeaccess.net, or call 1-949-588-5100.

ABOUT DQE ENTERPRISES, INC.

DQE Enterprises is a wholly-owned subsidiary of publicly traded DQE, Inc. (NYSE:
DQE) a growth utility, delivering essential products, including electricity, water, gas and communications, to more than one million customers throughout the United States. DQE Enterprises, an early stage investor in HomeAccess, acquires, develops and invests in businesses involved in energy services, communications and electronic commerce. DQE Enterprises' companies use technology to enable customers to derive greater value from essential services and help utilities extend their business reach by better utilizing their customer base and technology infrastructure. For more information, please visit the Company's Web site: www.DQE-Enterprises.com.


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The statements in this news release may be considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this news release. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more complete information, please refer to the Company's Form 10-K, Form 10-Q and other filings with the SEC.

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